EXHIBIT 10.1

AMENDMENT TO THE IRON MOUNTAIN INCORPORATED

2002 STOCK INCENTIVE PLAN

        The Company's Board has unanimously approved, and unanimously recommends that the stockholders of the Company approve, an amendment, attached as Appendix A, to the 2002 Plan to increase the number of shares of Common Stock authorized for issuance under the 2002 Plan by 7,500,000 from 12,528,815 to 20,028,815 and extend the termination date thereunder from March 31, 2012 to March 31, 2018.

        The Board believes that equity interests are a significant factor in the Company's ability to attract, retain and motivate key employees, directors and other service providers (generally, and in connection with acquisitions) that are critical to the Company's long-term success and that an increase in the number of shares available for issuance under the 2002 Plan is necessary in order to provide those persons with incentives to serve the Company. The Board believes an extension of the termination date from March 31, 2012 to March 31, 2018 is appropriate in connection with the increase in shares available for issuance under the 2002 Plan.

        In approving the increase in the number of shares reserved for issuance under the 2002 Plan, the Board considered (i) that only approximately 2,203,903 shares remained available for grant under the 2002 Plan as of April 1, 2008, (ii) the average annual rate of grants of 1,843,412 from 2002 through 2007 and (iii) the portion of the Company's outstanding shares represented by equity compensation, including shares subject to options. Further, under applicable federal income tax law, if the shares available under the 2002 Plan are increased by an amendment approved by the stockholders, the ten year period established for purposes of issuing tax favored incentive stock options, or ISOs, under the plan may be reset. The proposed increase will provide the Company with additional options for use in future grants, including in connection with acquisitions. Based on the Company's current outstanding common stock and assuming all shares available for grant under the 2002 Plan were issued and outstanding, dilution would increase from 6.7% to 9.8% as a result of the additional 7,500,000 shares available for grant under the 2002 Plan. Even with this increased dilution the Company would be only slightly above the 25 th  percentile of the Custom Peer Group (as defined and discussed in "Executive Compensation—Compensation Discussion and Analysis" below), which is 9.5% dilution resulting from option plans, while the median is at 11.6% dilution resulting from option plans.

Summary of the 2002 Plan

        The following summary of the material features of the 2002 Plan is qualified in its entirety by reference to the complete text of the 2002 Plan and the First and Second Amendments thereto, which are filed as appendices to the Company's Proxy Statements on Schedule 14A filed in April 2002, April 2004 and April 2006, respectively.

        The 2002 Plan permits the issuance of equity-based awards, including incentive stock options, nonqualified stock options, grants of Common Stock, whether or not subject to restrictions, and stock appreciation rights. The 2002 Plan initially reserved 3,043,221 (after all stock dividends) shares of Common Stock and the stockholders approved the First Amendment to the 2002 Plan in May 2004 to increase the number of shares reserved to 7,543,222 (after all stock dividends) shares of Common Stock and approved the Second Amendment to the 2002 Plan in May 2006 to increase the number of shares reserved to 12,528,815 (after all stock dividends) shares of Common Stock. If stockholders approve the proposed amendment to the 2002 Plan, the total amount of Common Stock authorized for issuance under the 2002 Plan will be 20,028,815.

        Purpose, Eligible Individuals, Effective Date and Duration.     The 2002 Plan became effective April 1, 2002. The purpose of the 2002 Plan is to encourage employees, officers, directors and consultants of the Company and our subsidiaries who render services to us to continue their association with us by providing favorable opportunities for them to participate in the ownership of our Common Stock and in our future growth through grants of our Common Stock, with or without restrictions, options to acquire our Common Stock and other rights to compensation in amounts determined by the value of our Common Stock, or Awards. For this purpose, subsidiaries include corporations, companies, partnerships and other forms of business organizations in which we own directly or indirectly 50% or more of the total combined voting power of all classes of stock or other form of equity ownership or in which we have a significant financial interest. The recipient of an Award is referred to as an "Optionee." At this time, approximately 1,200 persons are eligible to receive options pursuant to the 2002 Plan.

        The 2002 Plan provides for termination on March 31, 2012, or March 31, 2018 if the proposed amendment is passed, unless earlier terminated by the Board. Termination of the 2002 Plan will not affect Awards made prior to termination, but no Awards will be made after termination.

        Shares Subject to the 2002 Plan.     The total number of shares of our Common Stock that may be subject to Awards under the 2002 Plan may not exceed 12,528,815 (after all stock dividends) shares, or 20,028,815 shares if the proposed amendment is approved. The shares may be authorized but unissued shares or treasury shares. The total amount of Common Stock that may be granted under the Plan to any single person in any calendar year may not exceed in the aggregate 1,125,000 shares. To the extent that an option or other form of Award lapses or is forfeited, the shares subject to the Award will again become available for grant under the terms of the 2002 Plan.

        In the event of any change in the number of shares or kind of Common Stock outstanding pursuant to a reorganization, recapitalization, exchange of shares, stock dividend or split or combination of shares, appropriate adjustments will be made to the number of shares of authorized Common Stock, to the number of shares of Common Stock subject to outstanding Awards, to the exercise price per share of options and other forms of Awards and to the kind of shares that may be issued under the 2002 Plan.

        As of April 1, 2008, 9,302,371 Awards were outstanding, consisting primarily of options to purchase shares of Common Stock under the 2002 Plan.

        Administration.     Although the Board has the authority to administer the Plan, it has generally delegated this authority to the Compensation Committee, which administers all of our equity-based compensation plans. Each member of the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

        Subject to the terms of the 2002 Plan, the Compensation Committee has the authority to: (1) select or approve Award recipients (including Optionees); (2) determine the terms and conditions of Awards, including the price to be paid by an Optionee for any Common Stock; and (3) interpret the 2002 Plan and prescribe rules and regulations for its administration.

        Stock Options.     The Compensation Committee may grant incentive stock options and nonqualified stock options under the 2002 Plan. The Compensation Committee determines the number of shares of Common Stock subject to each option, its exercise price, its duration and the manner and time of exercise. Incentive stock options may be issued only to employees of the Company or of a corporate subsidiary of ours, and the exercise price must be at least equal to the fair market value of the Common Stock as of the date the option is granted. Further, an incentive stock option generally must be exercised within ten years of grant. The Compensation Committee, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.

        The exercise price of an option may be paid in cash, in shares of Common Stock owned by the Optionee, by delivery of a recourse promissory note secured by the Common Stock acquired upon exercise of the option (except that such a loan would not be available to any executive officer or director of the Company) or by means of a "cashless exercise" procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the Optionee's notice of exercise and confirmation by us that we will issue and deliver to the broker stock certificates for that number of shares of Common Stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to us in cash upon its receipt of stock certificates.

        In its discretion, and subject to the terms of the 2002 Plan, the Compensation Committee may grant a reload option to purchase the number of shares of Common Stock delivered to us in full or partial payment of the exercise price on the exercise of any option or in full or partial payment of the tax withholding obligations resulting from the exercise of any option.

        Options are, at the discretion of the Compensation Committee, transferable to members of the Optionee's immediate family or to a family partnership or trust for the benefit of the Optionee's immediate family.

        Stock Appreciation Rights.     The Compensation Committee may also grant stock appreciation rights to Optionees on such terms and conditions as it may determine. Stock appreciation rights may be granted separately or in connection with an option. Upon the exercise of a stock appreciation right, the Optionee is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Common Stock for which the stock appreciation right is exercised, over the exercise price for the Common Stock under a related option, or if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the stock appreciation right. Payment may be made in cash or other property, including Common Stock, in accordance with the provisions of the applicable agreement. Upon the exercise of a stock appreciation right related to an option, the option will terminate as to the number of shares of Common Stock for which the stock appreciation right is exercised.

        Stock Grants.     The Compensation Committee may issue shares of Common Stock to Optionees, either with or without restrictions, as determined by it in its discretion. Restrictions may include conditions that require the Optionee to forfeit the shares in the event that the holder ceases to provide services to us or one of our subsidiaries before a stated time. Unlike holders of options and stock appreciation rights, the recipient of a stock grant, including a stock grant subject to restrictions, unless otherwise provided for in a restricted stock agreement, has the rights of a stockholder of ours to vote and to receive payment of dividends on our Common Stock.

        Special Bonus Awards.     The Compensation Committee may grant in connection with any nonqualified stock option or stock grant a special cash bonus in an amount not to exceed the lesser of (1) the combined federal, state and local income and employment tax liability incurred by the Optionee as a consequence of acquiring Common Stock on the exercise of the option or the grant or vesting of Common Stock, and the related special bonus, or (2) 30% of the imputed income realized by the Optionee on account of the exercise or vesting, and the related special bonus. A grant may also provide that the Company will lend an Optionee an amount not more than the amount described in the preceding sentence, less the amount of any special cash bonus.

        Effect of Certain Corporate Transactions.     If while unexercised Awards remain outstanding under the 2002 Plan we merge or consolidate with one or more corporations (whether or not we are the surviving corporation), if we are liquidated or sell or otherwise dispose of substantially all of our assets to another entity or if there is a "change in control" then, except as otherwise specifically provided to the contrary in any applicable agreement, the Compensation Committee may in its discretion amend the terms of all unexercised Awards so that either: (1) after the effective date of the event, each Optionee is entitled, upon exercise of an Award, to receive in lieu of Common Stock the number and class of shares of such stock or other securities to which he or she would have been entitled had he or she been a stockholder at the time of the event, or is entitled to receive from the successor entity a new Award of comparable value; (2) each Optionee is given an opportunity to exercise all or some of his or her unexercised Awards during a 20 day period ending with the event, at which time the unexercised Awards will be cancelled; or (3) all unexercised Awards are cancelled as of the effective date of the event in consideration for cash or other consideration with a value equal to the value of the shares the Optionee would have received had the Award been exercised (to the extent exercisable). In addition to the foregoing, the Compensation Committee may in its discretion also amend the terms of an Award by canceling some or all of the restrictions on its exercise to permit its exercise to a greater extent than that permitted under its existing terms.

        For these purposes, a change of control will be deemed to have occurred if any person (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than a trust related to any employee benefit plan maintained by the Company becomes the beneficial owner of 50% or more of our outstanding Common Stock, and within the period of 24 consecutive months immediately thereafter, individuals other than (1) individuals who at the beginning of such period constitute the entire Board or (2) individuals whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Board.

        Amendments to the 2002 Plan.     The Board may modify, revise or terminate the 2002 Plan at any time and from time to time, except that approval of our stockholders is required with respect to any amendment to change the aggregate number of shares of Common Stock that may be issued under the 2002 Plan or to any person in a year, change the class of persons eligible to receive Awards or make any other changes that require stockholder approval under applicable law. Amendments adversely affecting outstanding Awards may not be made without the consent of the holder of the Award.

        The Board may also amend without stockholder approval, and has in fact amended, the 2002 Plan as necessary to enable awards to qualify for favorable foreign tax treatment in the case of an Optionee who is subject to a tax regime outside the United States.

        Tax Treatment.     The following description of the federal income tax consequences of Awards is general and does not purport to be complete.

        Tax Treatment of Options.     An Optionee realizes no taxable income when a nonqualified stock option is granted. Instead, the difference between the fair market value of the Common Stock acquired pursuant to an exercise of an option and the exercise price paid is taxed as ordinary compensation income when the option is exercised. The difference is measured and taxed as of the date of exercise, if the Common Stock is not subject to a "substantial risk of forfeiture," or as of the date or dates on which the risk terminates in other cases. An Optionee may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Gain on the subsequent sale of the Common Stock acquired by exercise of the option is taxed as short-term or long-term capital gain, depending on the holding period after exercise. We receive no tax deduction on the grant of a nonqualified stock option, but we are entitled to a tax deduction when the Optionee recognizes ordinary compensation income on or after exercise of the option, in the same amount as the income recognized by the Optionee.

        Generally, an Optionee incurs no federal income tax liability on either the grant or the exercise of an incentive stock option, although an Optionee will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the Common Stock subject to the option over the exercise price. Provided that the Common Stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Common Stock will be taxed as long-term capital gain. If the Common Stock is disposed of within a shorter period of time, the Optionee will recognize ordinary compensation income in an amount equal to the difference between the sales price and the exercise price or (if less) the difference between the fair market value at the time of exercise and the exercise price. We receive no tax deduction on the grant or exercise of an incentive stock option, but we are entitled to a tax deduction if the Optionee recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an incentive stock option, in the same amount and at the same time as the Optionee recognizes income.

        Tax Treatment of Stock Appreciation Rights.     An Optionee recognizes no income upon the grant of a stock appreciation right, but upon its exercise realizes ordinary compensation income in an amount equal to the cash or cash equivalent that he receives at that time. If the Optionee receives Common Stock upon exercise of the stock appreciation right, he recognizes ordinary compensation income equal to the fair market value of the Common Stock received (or, if the Common Stock is subject to a substantial risk of forfeiture at the exercise date, at the date or dates on which the risk expires, unless he or she elects to be taxed currently), which is measured by the difference between the base amount set forth in the related agreement and the fair market value of the Common Stock. We are entitled to a tax deduction in the amount of ordinary compensation income recognized.

        Tax Treatment of Stock Grants.     A person who receives a stock grant without any restrictions will recognize ordinary compensation income on the fair market value of the Common Stock over the amount (if any) paid for the Common Stock. If the Common Stock is subject to restrictions, the recipient generally will not recognize ordinary compensation income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of such income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid for the Common Stock. Alternatively, the Optionee may elect to be taxed, pursuant to Section 83(b) of the Code, on the excess of the fair market value of the Common Stock at the time of grant over the amount (if any) paid for the Common Stock, notwithstanding any restrictions. All such taxable amounts are deductible by us at the time and in the amount of the ordinary compensation income recognized by the Optionee.

        Section 162(m) of the Code.     Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to our principal executive officer, or PEO, and the three other most highly compensated executive officers, but not including our principal financial officer, to the extent that this compensation is not "performance-based" within the meaning of Section 162(m) of the Code. In the case of a stock plan, the performance-based exception is satisfied if, in addition to other requirements, the plan, including the amount of stock available for grant under the plan, is approved by stockholders, the grants are made by a committee of outside directors, and the amount of compensation a person can receive is based solely on an increase in the value of the Common Stock after grant. If the proposed amendment is approved by stockholders, one of the requirements for the performance-based exception will continue to be satisfied with respect to shares awarded under the Plan.

        Award Information.     The benefits or amounts that may be received or allocated to any individual under the 2002 Plan, as proposed to be amended, are not determinable.

        Options to purchase Common Stock that have been granted under the 2002 Plan in the past are set forth in the following table.

Option Grants under the 2002 Plan

Name and Position	Number of Shares Underlying Options
C. Richard Reese, Chairman of the Board and Chief Executive Officer	—
Robert T. Brennan, President and Chief Operating Officer	1,112,449
John J. Connors, President, Americas	337,515
Marc A. Duale, President of Iron Mountain Europe	333,958
John F. Kenny, Jr., Executive Vice President, Corporate Development	68,449
Brian P. McKeon, Chief Financial Officer	469,907
All current executive officers as a group	2,527,148
All current directors who are not executive officers as a group	141,750
Clarke H. Bailey	25,252
Constantin R. Boden	25,252
Kent P. Dauten	25,252
Michael Lamach	6,673
Arthur D. Little	25,252
Vincent J. Ryan	25,252
Laurie A. Tucker	8,817
Each associate of such directors and executive officers	31,844
Each other person who received 5% of such options	—
All employees, including all current officers who are not executive officers, as a group	8,391,574